Exhibit 99.1
Callon Petroleum Company Provides Operational Update and Increases Its Free Cash Flow Outlook

Reaffirms 2022 Production and Expense Guidance

Updates Full-Year Capital Spending Forecast to Incorporate Increase in Service Costs
Increases Adjusted Free Cash Flow Outlook for 2022 to Over $900 Million

Secures Multi-Year Firm Transportation Agreements for Permian Natural Gas Production

Announces Participation in Upcoming Investor Conferences

HOUSTON, June 6, 2022/PRNewswire/ – Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced an updated operational capital budget range of $790 to $810 million in 2022, compared to the initial forecast of $725 million provided in February. This revised guidance is the product of inflationary service cost pressures that have resulted in average price increases of approximately 20% related to key drilling and completion items over 2021 levels. This represents incremental inflation of approximately 10% over the 10% inflation rate assumed for the initial 2022 budget. The Company also increased its expectations for adjusted free cash flow to over $900 million in 2022 based on prevailing commodity prices and reaffirmed guidance for production and all expense categories.
“As we have worked with our oilfield services partners over the last few months to amend and extend several key agreements, visibility into our capital cost structure for the remainder of 2022 has dramatically improved,” said Joe Gatto, President and Chief Executive Officer. “We have taken multiple steps to ensure reliable access to top-tier service and consumables providers for all of 2022 and are extending these contracts into 2023. While service costs have increased as the industry faces significant inflationary pressures, we remain committed to a disciplined spending program with an expected capital reinvestment rate that is now tracking at less than 50%. Additionally, our free cash flow outlook continues to strengthen, and we now expect to generate over $900 million in adjusted free cash flow during the year, accelerating the path to attaining our near-term financial goals of a leverage ratio of 1x and an absolute debt level of $2 billion.”

Full Year 2022 Guidance Updates
Callon is updating full year 2022 guidance to reflect updates to total capital expenditures. Additional details are provided in the updated table below.

	Full Year 2022 Guidance
	Prior	Updated
Total production (MBoe/d)	101 - 105	101 – 105
Oil	64%	64%
NGL	19%	19%
Natural gas	17%	17%
Income statement expenses (in millions except where noted)
LOE, including workovers	$275 - $295	$275 - $295
Gathering, transportation and processing	$75 - $85	$75 - $85
Production and ad valorem taxes	6.0%	6.0%
Adjusted G&A: cash component (a)	$50 - $60	$50 - $60
Adjusted G&A: non-cash component (b)	$5 - $15	$5- $15
Cash interest expense, net	$55 - $60	$55 - $60
Estimated effective income tax rate	22%	22%
Capital expenditures (in millions, accrual basis)
Total operational capital (c)	$725	$790 - $810
Cash capitalized interest	$110 - $115	$95 - $105
Cash capitalized G&A	$35 - $40	$35 - $40
Gross operated wells drilled / completed	125 - 130 / 113 - 118	125 - 130 / 113 - 118
(a)Excludes the change in fair value and amortization of share-based incentive awards and other non-recurring expenses.
(b)Amortization of equity-settled, share-based incentive awards.
(c)Includes drilling, completions, facilities, and equipment, but excludes land, seismic, and capitalized expenses.

In addition, previously provided guidance related to production and operational capital for the second quarter is reaffirmed.
Operational Update
Callon recently completed a ten-well project in the Eagle Ford Shale and a seven-well co-development project in the Midland Basin. Remaining completion activity for the quarter will be focused on the Delaware Basin and will include continued testing of larger completion designs that have produced favorable results in wells placed online earlier this quarter. Callon’s drilled, uncompleted well inventory is expected to reach over 50 wells at quarter end at which time the Company will reduce its drilling rig count to six rigs.
Financial Update
Callon’s execution of its operational program has driven strong cash flow generation over the past several quarters and enabled the Company to consistently exceed its financial goals. For the quarter ended June 30, 2022, current expectations are for a total debt to last twelve months pro forma adjusted EBITDA ratio below 1.6x, calculated pursuant to our credit facility, and a credit facility balance of approximately $550 million.

Natural Gas Marketing Update
The Company has advanced its natural gas offtake strategy in the Permian Basin and recently entered into multiple agreements for firm transportation to the Gulf Coast for approximately 75,000 MMBtu/d which are expected to be in effect beginning in mid-2023. Callon plans to use this capacity for its “take-in-kind” residue gas volumes, providing additional flow assurance and reduced pricing exposure to Waha basis.
Upcoming Investor Conferences

•RBC Global Energy, Power & Infrastructure Conference in New York on June 7th and 8th: President and Chief Executive Officer Joe Gatto will be meeting with investors.
•Bank of America Energy Credit Conference in New York on June 8th: SVP and Chief Financial Officer Kevin Haggard will be meeting with investors.
•Stifel 2022 Cross Sector Insight Conference on June 9th: President and Chief Executive Officer Joe Gatto and SVP and Chief Financial Officer Kevin Haggard will present and will also be meeting with investors.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200
Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations; the Company’s production and expenditure guidance; estimated reserve quantities and the present value thereof; future debt levels and leverage; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of the COVID-19 pandemic and various governmental actions taken to mitigate its impact or actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; our inability to realize the benefits of recent transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures. These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.
•Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash share-based compensation expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital expenditures (accrual), capitalized cash interest, capitalized cash G&A (which excludes capitalized expense related to share-based awards), and cash interest expense, net. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Adjusted G&A is a supplemental non-GAAP financial measure that excludes certain non-cash incentive share-based compensation valuation adjustments and non-recurring expenses. Callon believes that the non-GAAP measure of adjusted G&A is useful to investors because it provides a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.

•Callon is unable to reconcile the projected adjusted free cash flow (non-GAAP) metric included in this release to projected net cash provided by operating activities (GAAP) because components of the calculation are inherently unpredictable, such as changes to current assets and liabilities, the timing of capital expenditures, movements in oil and gas pricing, unknown future events, and estimating future certain GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, Callon does not provide guidance on the items used to reconcile forecasted Adjusted G&A and forecasted G&A due to the uncertainty regarding timing and estimates of certain items. Therefore, Callon cannot reconcile forecasted Adjusted G&A to forecasted G&A without unreasonable effort.

SOURCE Callon Petroleum Company